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                                                                      EXHIBIT 11

                              GB FOODS CORPORATION
                        CALCULATION OF EARNINGS PER SHARE
                     (In thousands except per share amounts)

                                      Three Months Ended September 30,  Nine Months Ended Sept. 30,
                                      --------------------------------  ---------------------------
                                               1997          1996          1997           1996
                                               ----          ----          ----           ----

EARNINGS PER SHARE
------------------

     Net income (loss)                        $  233        $  140        $  589        $  (177)
                                              ======        ======        ======        =======

     Weighted average number
      of shares outstanding during

      the period                               6,487         6,448         6,456          6,356

     Incremental common shares
      attributable to exercise of

      outstanding options and warrants           672             0           672              0
                                              ------        ------        ------        -------

       Total shares                            7,159         6,448         7,128          6,356
                                              ======        ======        ======        =======

        Earnings (loss) per share             $  .03        $  .02        $  .08        $  (.03)
                                              ======        ======        ======        =======

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